Exhibit 10.3

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

PROMISSORY NOTE

RMB 88,640,000

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, China Newlink Holding Limited (中国能链控股有限公司), a company limited by shares incorporated under the laws of the Hong Kong (the “Maker”), hereby unconditionally promises to pay to the order of Dada Auto, an exempted company incorporated under the laws of the Cayman Islands or its assigns (the “Noteholder,” and together with the Maker, the “Parties”), the principal amount of RMB 81,000,000 (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “Note”).

1.     Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Applicable Rate” means the rate equal to the one-year loan prime rate (LPR) issued by the National Interbank Funding Center plus 2.35% on the date of issuance of this Note.

“Business Day” means a day that is not a Saturday or Sunday or another day on which banks in Hong Kong, the PRC or the Cayman Islands are required or authorized to be closed.

“Default” means any of the events specified in Section 5 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 5 would, unless cured or waived, become an Event of Default.

“Default Rate” means the Applicable Rate plus 0.5%.

“Event of Default” has the meaning set forth in Section 5.

“Governmental Authority” means supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed.

“HKIAC Rules” has the meaning set forth in Section  7.4(a).

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Loan” has the meaning set forth in the introductory paragraph.

“Maker” has the meaning set forth in the introductory paragraph.

“Maturity Date” means the earlier of (a) March 2, 2025,(b) the date on which all amounts under this Note shall become due and payable pursuant to Section 6.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“RMB” means the lawful currency of the PRC.

2.	Final Payment Date; Optional Prepayments.

2.1            Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date unless otherwise provided in Section 6.

2.2            Extension of Maturity Date. At any time prior to the Maturity Date, upon the mutual written agreement of the Maker and the Noteholder, the Maturity Date may be extended, in which case “Maturity Date” shall mean such later date as is agreed upon by the Parties.

2.3            Optional Prepayment. The Maker may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be reborrowed.

3.	Interest.

3.1            Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear simple interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

3.2            Interest Payment. Interest shall be payable to the Noteholder upon the Maturity Date.

3.3            Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear monthly compound interest at the Default Rate from the date of such non-payment until such amount is paid in full.

3.4            Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made and shall not accrue on the Loan on the day on which it is paid.

4.	Payment Mechanics.

4.1            Manner of Payment. All payments of interest and principal shall be made in lawful money of the PRC, or the equivalent amount in U.S. dollars or Hong Kong dollars, no later than 12:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Maker from time to time.

4.2            Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

4.3            Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.      Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

5.1            Failure to Pay. The Maker fails to pay (a) any principal amount of the Loan when due; or (b) interest or any other amount when due and such failure continues for five (5) days after written notice to the Maker.

5.2            Bankruptcy.

(a)            The Maker commences any case, proceeding, or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors;

(b)            There is commenced against the Maker any case, proceeding, or other action of a nature referred to in Section 5.2(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of ninety (90) days;

(c)            There is commenced against the Maker any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof;

(d)            the Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section  5.2(a), Section 5.2(b), or Section 5.2(c); or

(e)            The Maker is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

5.3            Judgments. A judgment or decree is entered against the Maker and such judgment or decree has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof.

6.     Remedies. If an Event of Default described in Section 5.2 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

7.	Miscellaneous.

7.1            Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand-delivered to the other party, upon delivery; (b) when sent by email, upon receipt of confirmation of error-free transmission; (c) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) two (2) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each party communicating hereunder by email shall promptly confirm by telephone with the party to whom such communication was addressed the receipt of each communication made by it by email pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given herein, or designate additional addresses, for purposes of this Section  7.1, by giving the other party written notice of the new address in the manner set forth above:

If to the Maker, to:

Newlink Center, Area G, Building 7, Huitong Times Square

No.1 Yaojiayuan South Road, Chaoyang District, Beijing, 100024

People’s Republic of China

Email: [REDACTED]

Attention: [REDACTED]

If to the Noteholder, to:

4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240,

Grand Cayman KY1-1002, Cayman Islands

Email: [REDACTED] Attention: [REDACTED]

7.2            Expenses. The Maker shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable expenses and fees of its external counsel) incurred by the Noteholder in connection with the transactions contemplated hereby, including the negotiation, documentation, and execution of this Note and the enforcement of the Noteholder’s rights hereunder.

7.3            Governing Law. This Note shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof.

7.4            Arbitration.

(a)            Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three (3) arbitrators. The Purchaser and the Seller shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the first two arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination.

(b)            The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

7.5            Integration. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

7.6            Successors and Assigns. This Note may be assigned, transferred, or negotiated by the Noteholder to any Person, at any time, without notice to or the consent of the Maker. The Maker may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of and be binding upon the Parties and their permitted assigns.

7.7            Waiver of Notice. The Maker hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity, and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

7.8            Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

7.9            Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

7.10          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

7.11          Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Note as of September 2, 2024.

Maker:

China Newlink Holding Limited (中国 能链控股有限公司)

By	/s/ DAI Zhen
Name:	DAI Zhen (戴震)
Title:	Director

ACKNOWLEDGED AND AGREED:

Noteholder:

Dada Auto

By	/s/ WANG Yang
Name:	WANG Yang (王阳)
Title:	Director